Exhibit 10.1

June 4, 2012

Mr. Charles J. Burdick

28 Princess Gate Court

London SW7 2QJ

United Kingdom

Dear Mr. Burdick:

Reference is made to the letter agreement between you and Comverse Technology, Inc. (the “Company”) dated March 9, 2011 (as amended, the “Employment Letter”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Letter.

Pursuant to Section 6 of the Employment Letter, it was agreed that your compensation terms would be reviewed and adjusted if and when the scope of your role changes, including, among other circumstances, upon the Company engaging a Chief Executive Officer for Comverse, Inc. (“CNS”). You and the Company wish to amend certain provisions of the Employment Letter as provided herein. Accordingly, we hereby covenant and agree as follows:

1.	Section 1 of the Employment Letter shall be amended to read in its entirety as follows:

“1. Annual Base Salary. Effective June 1, 2012, your annual base salary will be $350,000; provided, however, that your annual base salary will be increased to $470,000 for the period of time your work location is in New York City (as applicable, your “Annual Base Salary”). Your Annual Base Salary is payable in accordance with the Company’s payroll practices for similarly situated employees.”

2.	Section 2 of the Employment Letter shall be amended to read in its entirety as folLows:

“2. Bonus Opportunity. You will have an on target bonus opportunity for the fiscal year ending January 31, 2013 (“Fiscal 2012”) of $273,333, to reflect your actual period of service as Chief Executive Officer of Comverse, Inc. during Fiscal 2012. The actual payment of which will depend on the achievement of metrics determined by the Board. In addition, subject to your continued employment as Executive Chairman and Chief Executive Officer, you will be entitled to a one-time payment of $300,000 within thirty (30) days after the completion of the proposed distribution of shares of CNS on a pro rata basis to the Company’s shareholders (“CNS Spin-Off”) to the extent that the CNS Spin-Off is completed no later than January 31, 2013. In the event that your employment is involuntarily terminated without cause or the Company, in its sole discretion, abandons its intention to effect the CNS Spin-Off (in each case, the “Spin Termination Date”), you will be entitled to a pro-rata portion of the $300,000 payment determined by multiplying $300,000 by a fraction, the numerator of which shall be the number of days between June 1, 2012 and the Spin Termination Date and the denominator of which shall be the number of days between June 1, 2012 and either (a) October 31, 2012 if the Spin Termination Date occurs prior to October 31, 2012; and (b) January 31, 2013, if the Spin Termination Date occurs after October 31, 2012.”

3.	Section 5 shall be amended to read in its entirety as follows:

“5. Equity Compensation. During your period of service as Executive Chairman and Chief Executive Officer, you will be entitled to receive equity awards in the form of restricted stock units (“RSUs”) under the Company’s stock incentive plans for a number of shares of the Company’s common stock equal to a value of (i) $267,392 for the fiscal quarter ending July 31, 2012 and (ii) $200,000 per fiscal quarter thereafter, with the number of RSUs to be awarded to be based upon the closing price per share of the Company’s common stock on the last trading day of each fiscal quarter and with the RSUs to be issued quarterly in arrears and prorated for any partial quarters of service. The RSUs to be granted pursuant to this letter agreement shall be granted pursuant to the Company’s form of Restricted Stock Award Agreement applicable to grants to directors and vest on the first anniversary of the date of grant, subject to acceleration in certain circumstances, and the shares underlying such RSUs shall be delivered on the first anniversary of the date of grant.”

5.	Except as amended hereby, the Employment Letter remains in full force and effect in accordance with its terms,

If the foregoing correctly sets forth our understanding and agreement, please sign a duplicate of this letter where indicated below and return it to the undersigned.

Sincerely,

COMVERSE TECHNOLOGY, INC

By:
Shefali A. Shah
SVP, General Counsel

AGREED:

Charles J. Burdick

810 Seventh Avenue, 32nd Floor, New York, NY 10019     Telephone (212) 739 1000 Facsimile (212) 739 1001

www.cmvt.com